Exhibit 99.1

B2Digital’s B2 Fighting Series Heads to Elizabethtown for a Stacked Card at B2FS 140 After Massive Debut Success in Sioux City

TAMPA, FL, November 18, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to report that B2FS 139 in Sioux City, IA this past weekend was its best ever debut event in a new city. The B2 Fighting Series heads next to the Bluegrass Sportsplex in Elizabethtown, KY for another night of hard-hitting MMA thrills in B2FS 140.

B2FS 139 in Sioux City pulled in nearly $25k, which is more than double the long-term average for debut events in new markets for the B2 Fighting Series. In the Main Event match-up, Michael “The Mullet” Cyr climbed to 3-0 with a first-round rear naked choke submission of Kameron Jordan. Israel Galvan also won by submission to advance to 3-2. And Bryan “The Iceman” McDowell scored a first-round knockout to win his second straight bout and improve to 5-3.

For its next event, the B2 Fighting Series will head back to Elizabethtown, KY for B2FS 140 this Saturday, November 20.

What: B2 Fighting Series 140, Amateur and Professional LIVE MMA
Where: Bluegrass Sportsplex in Elizabethtown, KY
When: Saturday, November 20. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

B2 matchmaker Brandon ‘Hardrock’ Higdon commented, “Any one of the four pro bouts scheduled for Saturday night could feature as a spectacular Main Event matchup on any fight card in the country. And we get four of them in one unbelievable night. Our Main Event will showcase local talent Jeff Holmes as he chases a ninth pro victory. Standing in his way is 10th Planet (Chicago) fighter Mike Demakes, who is looking for his seventh win as a pro. In the co-main, Sean Fallon will square off with Brandon ‘the Juggernaut’ Bell in a battle between two experienced fighters with double-digit pro wins under their belts. Jackson Wink product Aaron Mitchell will fly in from New Mexico to hunt his ninth pro win against Louisville native Randy Jones. Rounding out this incredible pro card will be Undefeated flyweight prospect Christian Clary taking on Cleveland’s Brian ‘Doogie’ Hauser. Overall, one of the best cards out there, and it should be a great night for MMA fans!”

B2FS 140 will feature 13 pro and amateur fights. The undercard will carry a full slate of interesting amateur matchups, including the B2FS Lightweight Championship between St. Louis rising star and current champ, Davion Trotter (7-1-0, 5-fight winning streak), and undefeated challenger, Trent Ebarb (3-0-0) from Team Alpha Male in California.

“The Sioux City revenue result is another very strong indicator of growth in the B2FS brand, which confers value to our Training Facilities segment as well,” commented Greg P. Bell, B2Digital CEO and Founder. “If you ask me what excites me most right now, it’s that – we go into a new market where we have established no presence, and we end up packing the house with a line up the block. As for B2FS 140 this weekend, I can’t wait. Hardrock has lined up an amazing card from top to bottom. The fighters are fired up and ready to leave it all in the cage. And I know we are going to give our fans an incredible show!”

For those who missed out on B2FS 139 in Sioux City, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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